EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated January 4, 2022 (the “Effective Date”), is being entered into by and between Catalent, Inc. (together with its successors and assigns, the “Company”) and Alessandro Maselli (“Executive” and, together with the Company, each a “Party” and collectively the “Parties”).

WHEREAS, Executive has been employed by wholly owned subsidiaries of the Company (collectively, the “Subsidiaries” and, together with the Company and its other subsidiaries, the “Company Group”) and currently also serves as the Company’s President and Chief Operating Officer;

WHEREAS, the Company wishes to continue Executive’s employment with the Company Group and appoint Executive as the Chief Executive Officer (“CEO”) of the Company as of July 1, 2022 or such earlier date as the individual currently serving as CEO ceases to serve in such capacity for any reason (the “Transition Date”); and

WHEREAS, the Parties mutually desire to supersede any and all prior and existing employment agreements with the Subsidiaries (the “Existing Agreements”) with an agreement embodying the terms of Executive’s employment, all without affecting any vested right Executive may have as a result of his prior employment with the Subsidiaries and benefit and incentive plans applicable thereto;

WHEREAS, Executive desires to accept such position, continue Executive’s employment with the Company Group, and enter into such an agreement.

NOW THEREFORE, in consideration of the premises and mutual terms and conditions herein, the parties agree as follows:

1. Term of CEO Employment. Until the Transition Date, Executive shall continue his employment with the Subsidiaries on the terms and subject to the conditions set forth in the Existing Agreements and all accrued rights of Executive under the Existing Agreements (including without limitation any rights in respect of outstanding equity compensation awards granted prior to the Effective Date) shall be continued after the Transition Date except to the extent specifically provided hereunder. Executive shall commence employment with the Company as the CEO pursuant to this Agreement on the Transition Date for a term that shall continue through June 30, 2023 (the “CEO Term”) on the terms and subject to the conditions set forth in this Agreement. As of the end of the existing CEO Term (each, an “Extension Date”), the CEO Term shall automatically extend for an additional one-year period unless one Party provides the other Party at least sixty (60) days’ prior written notice before the next Extension Date that the CEO Term shall not so extend.

2. Position.

a. During the CEO Term, Executive shall serve as the Chief Executive Officer of the Company. In such position, Executive shall have such duties, authority, and responsibilities, commensurate with Executive’s position in a company the size and nature of the Company, and such related duties and responsibilities, as from time to time may be assigned to Executive by the Board of Directors of the Company (the “Board”). Executive shall report directly to the Board. In addition, in connection with the execution of this Agreement, the Company shall recommend to the Board and its Nominating and Corporate Governance Committee that Executive be appointed to serve as a member of the Board during the CEO Term commencing on the Effective Date or as soon as reasonably practicable thereafter, and that Executive be nominated for reelection to the Board upon each expiration of his Board term occurring during the CEO Term and any applicable Extension Date in each applicable proxy statement prepared by the Company in connection with the annual general meeting of its shareholders. If the Company’s shareholders re-elect Executive as a member of the Board, Executive agrees to serve in such capacity and also agrees that any such board service shall be without additional compensation. During the CEO Term, Executive’s principal place of employment shall be at the Company’s headquarters, currently located in Somerset, New Jersey, except to the extent Executive is required to work remotely in order to comply with governmental requirements.

b. During the CEO Term, except during vacations and authorized leave, Executive will devote Executive’s full business time and reasonable best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the

Board (which consent shall not be unreasonably withheld); provided that nothing herein shall preclude Executive from (x) managing Executive’s personal and family investments and affairs, (y) engaging in charitable activities and community affairs, and (z) subject to the prior approval of the Board (which approval shall not be unreasonably withheld), accepting appointment to or continuing to serve on any board of directors or trustees of any business, corporation, or charitable organization; provided that, in each case, such activities described in this Section 2(b) do not conflict or interfere in more than a de minimis way with the performance of Executive’s duties hereunder or violate Sections 8 and 9 of this Agreement or the Company’s Corporate Governance Guidelines as in effect from time to time.

3. Base Salary. Beginning at the Transition Date, the Company shall pay Executive an annual base salary at the annual rate of $925,000, payable in regular installments in accordance with the Company’s usual payment practices (but in all events no less frequently than semi-monthly). Executive shall be entitled to such increases, if any, in base salary as may be determined from time to time in the sole discretion of the Board or its Compensation and Leadership Committee (the “Compensation Committee”). Executive’s annual base salary may not be decreased during the CEO Term (including for purposes of determining severance amounts under Section 7 hereof) without Executive’s prior consent (other than a general reduction in annual base salary that affects all members of the Company Group’s executive leadership team (the “ELT”) proportionately; provided, however, that any such reduction shall not be taken into account for purposes of determining severance amounts hereunder and any severance provided hereunder following such reduction shall be calculated based on Executive’s annual base salary being no less than $925,000). Executive’s annual base salary, as in effect from time to time, consistent with this Section 3, is hereinafter referred to as the “Base Salary”.

4. Annual Bonus. Executive shall continue to be entitled to an annual cash bonus award in accordance with the terms and subject to the conditions of the Catalent, Inc. 2018 Omnibus Incentive Plan, as it may be amended from time to time (together with any successor plan, the “Plan”)) and the eligibility criteria of the Management Incentive Plan promulgated thereunder. Beginning at the Transition Date, the target amount of the annual cash bonus award shall be equal to $1,018,000 (the “Target Bonus”), with the final amount of such annual cash bonus being based upon and subject to the achievement of annual performance targets established by the Board or its Compensation Committee under the Plan, taking into account the targets used to determine bonuses for other senior executives of the Company and its subsidiaries and in consultation with Executive; provided, however, that in no event shall such targets or the method of determining payouts based on the degree to which such targets are attained, be less favorable to Executive than those applying to other senior executives of the Company Group. As the actual amount payable to Executive as an Annual Bonus will depend on the achievement of performance goals established under the Plan and referred to herein, Executive’s actual Annual Bonus may be less than, greater than or equal to the applicable Target Bonus. Executive shall be entitled to such increases, if any, in the Target Bonus as may be determined from time to time in the sole discretion of the Board or its Compensation Committee. Unless otherwise mutually agreed to by Executive and the Company on such terms as may be agreed to by the Board or its Compensation Committee, the Company shall pay to Executive the final amount of the annual cash bonus award, if any, in cash in accordance with the terms and conditions of the Plan.

5. Employee Benefits; Perquisites; Equity-Based Awards.

a. During the CEO Term, Executive shall be entitled to participate in all group health, life, disability, tax and financial planning and other employee benefit and perquisite plans and programs in which other senior executives of the Company Group participate, as in effect from time to time, on a basis no less favorable to Executive than that applying generally to other senior executives of the Company Group (not taking into account for purposes of the foregoing, any sign-on or initial awards made to other executives), to the extent consistent with applicable law and the terms of the applicable plans and programs, and the Company will not amend such benefits during the Term in a manner that is materially detrimental to Executive.

b. For each full year during the CEO Term, Executive shall be entitled to paid time off in accordance with the Company’s policies.

c. Subject to Executive’s continued employment through the applicable date of grant, commencing with annual awards with respect to the 2023-2025 performance period, the Company shall recommend to the Board or its Compensation Committee, as applicable, that Executive be granted an annual equity-based award under the Plan having a grant date value equal to not less than $5,500,000 (the “Target Equity Grant”), allocated in the same percentages and subject to the same terms and conditions, in each case, as equity-based awards have been allocated under the Plan to other senior executives of the Company and its subsidiaries. Executive shall be entitled to such increases, if any, in the Target Equity Grant as may be determined from time to time in the sole discretion of the Board or its Compensation Committee, and consideration for comparable equity grants in any subsequent extensions of the CEO Term.

6. Business Expenses. During the CEO Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies, as in effect from time to time.

7. Termination. The CEO Term and Executive’s employment hereunder may be terminated by the Company (or the Board in the case of a termination for Cause (as defined below) or Executive at any time and for any reason consistent with this Section 7; provided that Executive will be required to give the Company at least sixty (60) days’ advance written notice of any resignation of Executive’s employment without Good Reason (as defined below) (other than due to death or Disability (as defined below)). Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company.

a. By the Company For Cause or By Executive Without Good Reason.

(i) The CEO Term and Executive’s employment hereunder may be terminated (A) by the Board for Cause, which termination shall be effective as specified in such Board vote or, if no date is specified, immediately after such Board vote and providing Executive with a Notice of Termination (as defined below), or (B) by Executive without Good Reason (other than due to death or Disability).

(ii) If Executive’s employment is terminated by the Company for Cause in accordance herewith, or if Executive resigns without Good Reason (other than due to death or Disability), Executive shall be entitled to receive in each case:

(A) accrued, but unpaid Base Salary, earned through the date of termination, payable in accordance with the Company’s usual payment practices;

(B) reimbursement, within sixty (60) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expense properly incurred by Executive in accordance with the Company’s policies prior to the date of termination; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of termination; and

(C) all amounts and benefits then or thereafter due to Executive under the then or thereafter applicable terms of any applicable plan, program, agreement, or arrangement of the Company Group (the amounts described in clauses (A) through (C) hereof, the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause in accordance herewith or by Executive without Good Reason (other than due to death or Disability), except as set forth in this Section 7(a)(ii) and Section 11, Executive shall have no further right to any compensation or any other benefit under this Agreement. No termination shall be treated as for Cause without, prior to the termination, a Board hearing (with counsel present, if Executive so elects) and a majority Board vote (excluding, however, Executive, to the extent Executive is a member of the Board) approving termination for Cause.

(iii) For purposes of this Agreement, the terms:

(A) “Cause” shall mean (I) Executive’s failure (other than as a result of Disability or any physical or mental condition that could, through lapse of time, become a Disability) to attempt in good faith to perform Executive’s duties hereunder, which failure, if curable, is not cured within fifteen (15) days following written notice from the Board or its designee specifying the failure and requesting cure, (II) Executive’s indictment, conviction, or the pleading of guilty or nolo contendere to (x) a felony or (y) a crime that is not a felony, that involves moral turpitude or material dishonesty, and that is materially injurious to the Company Group or its reputation, (III) Executive’s engagement in willful and material malfeasance or willful and material misconduct that, in either case, is materially injurious to the Company Group or its reputation, or (IV) willful breach by Executive of the material terms of this Agreement, including, without limitation, Sections 8 and 9 of this Agreement, which breach, if curable, is not cured within fifteen (15) days following written notice from the Board or its designee specifying the failure and requesting cure. For purposes of this definition, no act or failure to act by Executive shall be deemed “willful” unless effected by Executive not in good faith. Furthermore, no act or failure to act taken or omitted to be taken by Executive in good faith on the advice of the Company’s counsel or at the lawful direction of the Board shall be deemed “Cause” hereunder.

(B) “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (I) any material diminution in Executive’s duties, authorities, or responsibilities, or the assignment to him of duties that are materially inconsistent with, or that significantly impair Executive’s ability to perform, Executive’s duties as CEO of the Company, (II) any material adverse change in Executive’s position or reporting structure, including ceasing to be the CEO of the Company, (III) any reduction in Executive’s Base Salary or Target Bonus (other than a general reduction in base salary or target annual bonus opportunity that affects all members of the ELT proportionately), (IV) any material failure of the Company to pay compensation or benefits when due under this Agreement or any other material breach of this Agreement or any other material written agreement between Executive and the Company Group, (V) any relocation of the Company’s principal office or of Executive’s principal place of employment to a location more than 50 miles from its location in Somerset, New Jersey, as of the Effective Date or (VI) any failure by the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company. No termination of Executive’s employment based on a specified Good Reason event shall be effective as a termination for Good Reason unless (x) Executive gives notice to the Company of such event within ninety (90) days after Executive learns that such event has occurred (or, in the case of any event described in clauses (V) or (VI), within thirty (30) days after Executive learns that such event has occurred), (y) such Good Reason event is not fully cured within thirty (30) days after such notice (such period, the “Cure Period”), and (z) Executive’s employment hereunder terminates within sixty (60) days following the end of the Cure Period.

b. Disability or Death.

(i) The CEO Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity, “Disability”). Any question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Parties. If the Parties cannot agree as to a qualified independent physician, Executive shall appoint a physician and the Company shall appoint a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Parties shall be final and conclusive for all purposes of this Agreement.

(ii) Upon termination of Executive’s employment hereunder due to either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive in each case:

(A) the Accrued Rights;

(B) a pro rata portion of the annual cash bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year of termination based on the Company’s actual performance in respect of the full fiscal year in which the date of termination occurs, assuming Executive was employed for such full fiscal year, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year in which Executive’s date of termination occurs, and the denominator of which is 365 (the “Pro-Rata Bonus”), with such Pro-Rata Bonus payable in accordance with the terms of the Plan as if Executive’s employment had not terminated: and

(C) the prior fiscal year’s annual cash bonus if earned but not then paid (the “Prior Year Bonus”), payable in accordance with the terms of the Plan as if Executive’s employment had not terminated. Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii) and Section 11, Executive shall have no further right to any compensation or any other benefit under this Agreement.

c. By the Company Without Cause; Resignation by Executive for Good Reason.

(i) The CEO Term and Executive’s employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or by Executive’s resignation for Good Reason.

(ii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive in each case:

(A) the Accrued Rights;

(B) the Pro-Rata Bonus and Prior Year Bonus (if applicable), with such Pro-Rata Bonus and any Prior Year Bonus each payable in accordance with the terms of the Plan as if Executive’s employment had not terminated;

(C) provided Executive executes and delivers a general release of claims against the Company and its affiliates, in the form attached hereto as Exhibit A (the “Release”), within sixty (60) days following the date of Executive’s termination of employment and does not revoke such Release within the time period provided therein, payment of an amount equal to two (2) times the sum of (1) Executive’s then annualized Base Salary and (2) the then-applicable Target Bonus, payable in substantially equal monthly installments over a two-year period following the date of termination of employment (such two-year period, the “Severance Period”), consistent with the Company’s past payroll practices; provided, however, that, if such termination occurs within the two (2) year period following a Change of Control (as defined in the Plan) (which event would also constitute a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation, in each case, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), such payment shall instead be made in a single lump sum payment within thirty (30) days following the termination date; provided further that, in either case, the Company reserves the right to cease making such payments and Executive shall be obligated to repay any such amounts to the Company already paid if Executive fails to execute and deliver the Release within the period specified in this Section 7(c)(ii)(C) or, after timely delivery, revokes it within the time period specified in such Release; and

(D) Executive and Executive’s spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company Group’s health plan(s) for which Executive was eligible immediately prior to the date of his termination (or to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage) commencing on the first day of the Severance Period and ending on the earlier to occur of (x) the expiration of the Severance Period and (y) the date Executive is or becomes eligible for coverage under the health plan(s) of another employer (or comparable coverage to the extent applicable) (such period, the “Continued Coverage Period”); provided, however, that, if such coverage extends for longer than eighteen (18) months and such continued coverage cannot be provided under the applicable plan(s), the Company shall pay Executive, on the first business day of each month, an amount equal to the premium subsidy the Company would have otherwise paid on Executive’s behalf for such coverage during the balance of the Continued Coverage Period. The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period.

Notwithstanding anything to the contrary in the foregoing, the Company’s obligation to make the payments contemplated under Section 7(c)(ii)(C) above shall cease in the event of Executive’s material breach of Section 8 or 9 below, which breach remains uncured for a period of ten (10) days following the Company’s written notice to Executive of such breach.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(c)(ii) and Section 11, Executive shall have no further right to any compensation or any other benefit under this Agreement.

d. Non-Renewal of CEO Term.

(i) In the event Executive elects not to extend the CEO Term pursuant to Section 1 of this Agreement, unless Executive’s employment is earlier terminated pursuant to paragraph (a), (b), or (c) of this Section 7, the expiration of the CEO Term and Executive’s termination of employment hereunder shall be deemed to occur on the close of business on the Extension Date and Executive shall be entitled to receive the Accrued Rights, the Prior Year Bonus (if applicable) and the Pro-Rata Bonus, with such Pro-Rata Bonus payable in accordance with the terms of the Plan as if Executive’s employment had not terminated.

Following such termination of Executive’s employment under this Section 7(d)(i), except as set forth in this Section 7(d)(i) and Section 11, Executive shall have no further right to any compensation or any other benefit under this Agreement.

(ii) In the event the Company elects not to extend the CEO Term pursuant to Section 1 of this Agreement, unless Executive’s employment is earlier terminated pursuant to paragraph (a), (b), or (c) of this Section 7, the expiration of the CEO Term and Executive’s termination of employment hereunder shall be deemed to occur on the close of business on the Extension Date and Executive shall be entitled to receive the Accrued Rights.

In addition to the Accrued Rights, as a result of such termination of employment, Executive shall be entitled to receive:

(A) the Pro-Rata Bonus and Prior Year Bonus (if applicable), with such Pro-Rata Bonus and any Prior Year Bonus each payable in accordance with the terms of the Plan as if Executive’s employment had not terminated;

(B) provided Executive executes and delivers the Release within sixty (60) days following the date of Executive’s termination of employment and does not revoke such Release within the time period provided therein, payment of an amount equal to two (2) times the sum of (1) Executive’s then annualized Base Salary and (2) the then-applicable Target Bonus, payable in equal monthly installments over the Severance Period, consistent with the Company’s past payroll practices; provided, however, that, if such termination occurs within the two (2) year period following a Change of Control (which event would also constitute a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation, in each case, within the meaning of Section 409A of the Code), such payment shall instead be made in a single lump sum payment within thirty (30) days following the termination date; provided further that, in either case, the Company reserves the right to cease making such payments and Executive shall be obligated to repay any such amounts to the Company already paid if Executive fails to execute and deliver the Release within the period specified in this Section 7(d)(ii)(B) or, after timely delivery, revokes it within the time period specified in such Release; and

(C) Executive and Executive’s spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company Group’s health plan(s) for which Executive was eligible immediately prior to the date of Executive’s termination (or to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage) during the Continued Coverage Period; provided, however, that, if such coverage extends for longer than eighteen (18) months and such continued coverage cannot be provided under the applicable plan(s), the Company shall pay Executive, on the first business day of each month, an amount equal to the premium subsidy the Company would have otherwise paid on Executive’s behalf for such coverage during the balance of the Continued Coverage Period. The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period.

Notwithstanding anything to the contrary in the foregoing, the Company’s obligation to make the payments contemplated under Section 7(d)(ii)(B) above shall cease in the event of Executive’s material breach of Section 8 or 9 below, which breach remains uncured for a period of ten (10) days following the Company’s written notice to Executive of such breach.

Following such termination of Executive’s employment under this Section 7(d)(ii), except as set forth in this Section 7(d)(ii) and Section 11, Executive shall have no further right to any compensation or any other benefit under this Agreement.

e. Employment at Will. Executive’s employment with the Company shall be deemed an employment at-will and may be terminated by either Executive or the Company at any time and for any reason or no reason at all; provided, however, that (i) upon any termination Executive shall be entitled to the payments set forth in this Section 7 and (ii) the provisions of Sections 8, 9 and 10 shall survive any termination of this Agreement or Executive’s termination of employment hereunder. For the avoidance of doubt, upon a notice of non-renewal of the CEO Term by the Company or Executive, Executive’s employment shall terminate as of the date provided in Section 7(d)(i) or (ii) above, as applicable.

f. Any payment under this Section 7 shall not be taken into account for purposes of any retirement plan (including any supplemental retirement plan or arrangement) or other benefit plan sponsored by the Company Group except as otherwise expressly required by such plans or applicable law.

g. Notice of Termination. Any purported termination of employment by either Party (other than due to Executive’s death) shall be communicated by Notice of Termination to the other Party in accordance with Section 12(k) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

h. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committee thereof) and the board of directors (and any committee thereof) of any of the Company’s affiliates.

8. Restrictive Covenants.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and accordingly agrees as follows:

(1) During the CEO Term and for a period of one (1) year following the date Executive ceases to be employed by the Company for any reason, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting or cause any other Person or entity to solicit or assist in soliciting, in competition with the Company or any of its subsidiaries or affiliates, the business of any client or prospective client:

(i)	with whom Executive had personal contact or dealings on behalf of the Company or any of its subsidiaries during the one year period preceding Executive’s termination of employment;

(ii)

with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company or any of its subsidiaries during the one year immediately preceding Executive’s termination of employment; or

(iii)	for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(2) During the CEO Term and for a period of one year following the date Executive ceases to be employed by the Company for any reason, Executive will not directly or indirectly, whether on Executive’s own behalf or on behalf of or in conjunction with any other Person, directly or indirectly:

(i)

engage in any business that competes with the business of the Company or any of its subsidiaries or affiliates, including, but not limited to, providing formulation/dose form technologies and/or contract services to pharmaceutical, biotechnology, over-the-counter and vitamins/minerals/supplements companies related to pre-clinical and clinical development, formulation, analysis, manufacturing and/or packaging and any other technology, product, or service of the type developed, manufactured, or sold by the Company or any of its subsidiaries or affiliates (including, without limitation, any other business that the Company or any of its subsidiaries or affiliates have plans to engage in as of the termination date) in any geographical area where the Company or any of its subsidiaries or affiliates conducts business (a “Competitive Business”);

(ii)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)

acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee, or consultant; or

(iv)

interfere with, or attempt to interfere with, any business relationship (whether formed before, on, or after the date of this Agreement) between the Company or any of its subsidiaries or affiliates and any customer, client, supplier, or investor of the Company or any of its subsidiaries or affiliates.

(3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in any Competitive Business that are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group that controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person. For the avoidance of doubt, Executive may passively invest in private equity, hedge and mutual funds without being in violation of this covenant. Any such qualifying ownership shall not be deemed to be engaging in Competitive Activity for purposes of this Agreement.

(4) During the CEO Term and for a period of two (2) years following the date Executive ceases to be employed by the Company for any reason, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)

solicit or, other than in the ordinary course of performing Executive’s duties for the Company, encourage any employee of the Company or any of its subsidiaries to leave the employment of the Company or any of its subsidiaries; or

(ii)

hire any such employee who was employed by the Company or any of its subsidiaries as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or any of its subsidiaries coincident with, or within twelve (12) months prior to, the termination of Executive’s employment with the Company.

(5) During the CEO Term and for a period of two (2) years following the date Executive ceases to be employed by the Company for any reason, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or any of its subsidiaries any individual consultant then under contract with the Company or any of its subsidiaries to the extent such consultant is primarily engaged in rendering services to or on behalf of the Company or any of its subsidiaries.

(6) Notwithstanding anything herein to the contrary, upon a Change of Control, the definition of the Company, its subsidiaries and affiliates and their respective employees, independent contractors, clients and prospective clients for purposes of this Section 8 shall refer only to the Company, its subsidiaries and affiliates (and the businesses in which they were engaged or had active plans to engage in), their respective employees, independent contractors, clients and prospective clients, in each case, as of the date immediately prior to such Change of Control.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

The provisions of this Section 8 shall survive the termination of Executive’s employment for any reason.

9. Confidentiality; Intellectual Property.

a. Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company), other than in the ordinary course of business for the Company or any of its subsidiaries (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer, or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information of the Company or any of its subsidiaries —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates, and/or any third party that has disclosed or provided any of same to the Company or any of its subsidiaries or affiliates on a confidential basis (“Confidential Information”) without the prior written authorization of the Board. Notwithstanding anything herein to the contrary, Executive shall not be prohibited from disclosing Confidential Information in connection with any litigation, arbitration or mediation involving this Agreement or any other agreement between the Parties, although Executive will take reasonable measures to protect the confidentiality of disclosed Confidential Information to the extent practicable.

(ii) Notwithstanding anything to the contrary in this Section 9, “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed or in any judicial or administrative process; provided that, unless prohibited by law or regulation, Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempt by the Company to obtain a protective order or similar treatment.

(iii) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name, or other source indicator) owned or used by the Company or any of its subsidiaries or affiliates, (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not property of the Company) that contain Confidential Information or otherwise relate to the business of the Company or any of its affiliates or subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information as well as any information Executive reasonably believes is necessary for tax purposes, and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b. Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to, or improves any work of authorship, invention, intellectual property, materials, document, or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company’s resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iii) Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any license or assignment required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting, or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and on Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company including regarding the protection of confidential information and intellectual property and potential conflicts of interest (the “Company Policies”). In the event of a conflict between this Agreement and the Company Policies, this Agreement shall control. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

c. The provisions of this Section 9 shall survive the termination of Executive’s employment for any reason.

d. Except as otherwise set forth in Sections 7, 8 and 9 of this Agreement or as otherwise agreed to by Executive in writing, there shall be no contractual or similar restrictions on Executive’s right to terminate Executive’s employment, to compete, to solicit or to use or disclose confidential information following the date Executive’s employment terminates for which the Company may obtain injunctive relief or which relate to the payments, rights and benefits provided for under this Agreement.

10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 of this Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, (x) in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief from a court of competent jurisdiction or any arbitral panel convened pursuant to Section 12(c) of this Agreement in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and (y) in the event of such a breach (not a threatened breach), the Company shall be entitled to cease making any payments or providing any benefit to the extent provided for in Sections 7(c) and 7(d) of this Agreement.

11. Indemnification.

a. The Company shall indemnify Executive (and Executive’s legal representatives, heirs or other successors), to the fullest extent permitted by applicable law and the Company’s by-laws, against all reasonable costs, charges and expenses incurred or sustained by Executive (or Executive’s legal representatives, heirs or other successors), including without limitation the reimbursement of the reasonable cost and expenses of legal counsel, in connection with any action, suit or proceeding to which Executive (or Executive’s legal representatives, heirs or other successors) may be made a party by reason of Executive being or having been an officer, director, or employee of the Company or any of its subsidiaries or affiliates or Executive’s serving or having served as a director, officer or employee at the request of the Company of any other enterprise. Executive’s rights under this Section 11(a) shall continue without time limit for so long as Executive may be subject to any such liability, whether or not the CEO Term commences and/or may have ended.

b. Executive shall be covered during the entire term of this Agreement and thereafter for as long as a claim may be brought against Executive, by officer and director liability insurance in amounts and on terms no less favorable to Executive in any respect than the coverage afforded to other current or former executives and/or directors of the Company or any of its affiliates, which such insurance shall be paid by the Company.

12. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of laws principles thereof.

b. Legal Fees. Within thirty (30) days following the Effective Date, Executive shall be entitled to be reimbursed by the Company for the reasonable legal fees and expenses incurred in connection with negotiating and documenting this Agreement, subject to (x) receiving customary back-up documentation regarding such fees and expenses and (y) an aggregate cap of $20,000.

c. Arbitration. Except as otherwise provided in Section 10 of this Agreement, any controversy, dispute, or claim arising out of, in connection with, or in relation to the interpretation, performance, or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this Section, may at the election of either Party, be solely and finally settled by arbitration conducted in Somerset County, New Jersey, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the “Rules”). The Company shall select one arbitrator, Executive shall select one arbitrator and the two arbitrators so designated shall select a third arbitrator; provided that such arbitrators shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the Parties further agrees that the determination of the arbitrators shall be by reasoned award and that the arbitrators shall apply the substantive laws of the State of New Jersey. Any of the Parties may demand arbitration by written notice to the others and to the arbitrators set forth in this Section 12(c). Each of the Parties agrees that if possible, the award shall be made in writing no more than thirty (30) days following the end of the proceeding. Any award rendered by the arbitrators shall be final and binding and judgment may be entered on it in any court of competent jurisdiction sitting in the State of New Jersey. Each of the Parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any finding of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The Parties intend that this agreement to arbitrate be valid, enforceable, and irrevocable. In the event of any arbitration with regard to this Agreement, each Party shall pay its own legal fees and expenses, provided that the Company will pay the costs and expenses of the administration of the arbitration (including AAA charges and arbitrators’ fees).

d. Entire Agreement/Amendments. This Agreement, together with agreements providing for the grant of equity awards pursuant to the Plan (the “Award Agreements”) and the Existing Agreements, contains the entire understanding of the Parties with respect to the employment of Executive by the Company and shall be binding on the Parties as of the Effective Date. Executive shall, and the Company shall cause its appropriate subsidiary to, take any action needed to terminate the Existing Agreements as of the Transition Date, except to the extent of any vested right created thereby or as set forth herein. Except to the extent set forth in the Existing Agreements and with respect to any restrictive covenant set forth in an Award Agreement with Executive, there is no restriction, agreement, promise, warranty, covenant, or undertaking between the Parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties hereto.

e. No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No provision of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing, signed by the Party against whom the waiver or discharge is being enforced, and which specifically references the provision being waived or discharged. No waiver by any Party hereto at any time of any breach by any other Party or compliance with any condition or provision of this Agreement to be performed by such other Party will be deemed to be a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

f. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

g. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive other than rights that may be transferred by Executive’s will or by the laws of descent and distribution. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

h. Set Off; Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to setoff, counterclaim or recoupment except on account of amounts owed by Executive to the Company or any of its affiliates to the extent provided for herein. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment. The Company’s obligation to make the payments and provide the benefits required under Section 7 hereof shall not be reduced or otherwise affected by any compensation or benefits paid or provided to Executive as a result of any other employment (except to the extent otherwise provided in Section 7(c)(ii)(D) or Section 7(d)(ii)(C) with respect to the time when the Company’s obligation to provide continued health coverage ceases).

i. Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code, to the extent applicable, and will be interpreted accordingly. References under this Agreement to Executive’s termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company and its affiliates Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company and its affiliates (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 12(i) shall be paid to Executive in a lump sum and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12(i); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto, other than due to the Company’s failure to administer any compensation arrangement in accordance with the terms of this Agreement.

j. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. In the event of Executive’s death while any payment, benefit, or entitlement is due to Executive under this Agreement or any other agreement between or among Executive and the Company (or any of its affiliates), except as may otherwise be prohibited by the terms of such other agreement, such payment, benefit, or entitlement shall be paid or provided to Executive’s designated beneficiary (or if Executive has not designated a beneficiary, to Executive’s estate).

k. Notice. For the purpose of this Agreement, notices or consents that are explicitly required to be in writing hereunder, and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Catalent, Inc.

14 Schoolhouse Road

Somerset, NJ 08873

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company with a required copy to:

Henry I. Morgenbesser, Esq.

Katzke & Morgenbesser LLP

1345 Ave. of the Americas, 11th Floor

New York, NY 10105

l. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement, separation agreement or other agreement or policy to which Executive is a party or otherwise bound.

m. Company Representations. The Company represents to Executive that (i) the execution, delivery, and performance of this Agreement by it has been fully and validly authorized by all necessary corporate actions, (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so, (iii) upon execution and delivery of this Agreement by the Parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally, and (iv) the Company shall take all necessary actions in order to provide for Executive to employed by the Company (or the appropriate subsidiary thereof prior to the Transition Date).

n. Prior Agreements. This Agreement supersedes all prior agreements and understandings (including, without limitation, any verbal agreement and, as of the Transition Date, that certain Terms & Conditions of Employment Statement with Catalent Pharma Solutions, dated as of February 1, 2018 and the related expatriate letter with the Company, dated as of January 31, 2019 (except to the extent of any vested right created thereby or as set forth herein)) between Executive and the Company Group regarding the terms and conditions of Executive’s employment with the Company. In the event of any conflict between any provision of this Agreement, including Exhibit A, and any other provision of any plan, policy, program, arrangement, or other agreement of the Company Group, this Agreement (or such exhibit) shall control.

o. Further Assurances. The Parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

p. Cooperation. If and to the extent requested by the Company, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates or arises with respect to events occurring during Executive’s employment hereunder relating to the Company Group and of which Executive has knowledge (or reasonably should have had knowledge);

provided that such cooperation is not adverse to Executive’s legal interests and any request is made reasonably in advance (if feasible under the circumstances) and takes into consideration his then current business and personal commitments. The Company shall reimburse Executive promptly for Executive’s reasonable out-of-pocket expenses (including travel costs, lodging, meals) incurred in connection with providing such cooperation; provided that such reimbursement should be made no later than the end of the calendar year following the calendar year in which the expenses were incurred. Such reimbursed expenses shall include his legal fees and expenses incurred if he determines in good faith that it is advisable to retain counsel and the Company’s counsel would have a conflict of interest in also representing him. This provision shall survive any termination of this Agreement.

q. Survivability. Except as otherwise expressly set forth in this Agreement, upon the expiration of the CEO Term, the respective rights and obligations of the Parties shall survive such expiration to the extent necessary to carry out the intentions of the Parties as embodied in the rights (such as vested rights) and obligations of the Parties under this Agreement.

r. Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Company Group shall withhold from any amount payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to any applicable law or regulation.

s. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

CATALENT, INC.	ALESSANDRO MASELLI

/s/ STEVEN L. FASMAN	/s/ ALESSANDRO MASELLI
By: Steven L. Fasman Title: Senior Vice President, General Counsel and Secretary

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this         day of                 , 20    , by and between Catalent, Inc. (the “Company”) and Alessandro Maselli (“Executive”).

The Executive and the Company agree as follows:

1. The employment relationship between Executive and the Company and its subsidiaries and affiliates terminated on                  (the “Termination Date”).

2. In accordance with the employment agreement, entered into as of January 4, 2022 between Executive and the Company, as it may be amended from time to time (the “Employment Agreement”), Executive is entitled to receive certain payments and benefits after the Termination Date.

3. In consideration of the above, the sufficiency of which Executive hereby acknowledges, Executive, on behalf of Executive and Executive’s heirs, executors and assigns, hereby releases and forever discharges the Company and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company and its subsidiaries, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (but with respect to any individual and any agent, trustee or administrator only in their official capacities for the Company and not in their individual capacities unrelated to the Company) (the “Released Parties”), from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, relating to any claims Executive may have arising from or relating to (i) Executive’s employment or termination from employment with the Company, (ii) Executive’s service as a director of the Company and the cessation of such service and (iii) Executive’s investment in the Company (other than any rights expressly provided for in, or arising out of, the related equity and shareholder documents), including a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibits discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibits discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq.; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by Executive of any and all claims or rights arising under contract, covenant, public policy, tort or otherwise.

4. Executive acknowledges that Executive is waiving and releasing any rights that Executive may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) and that this Release is knowing and voluntary. Executive and the Company agree that this Release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Agreement. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Release; (ii) Executive has at least twenty-one (21) days within which to consider this Release, although Executive may, at Executive’s discretion, sign and return this Release at an earlier time; (iii) for a period of 7 days following the execution of this Release in duplicate originals, Executive may revoke this Release, and this Release shall not become effective or enforceable, and neither the Company nor any other person is obligated to provide any benefits to Executive until the revocation period has expired; and (iv) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this Release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. If Executive has not returned the signed Release within the time permitted in the Employment Agreement, then the offer of payments and benefits set forth in the Employment Agreement will expire by its own terms at such time.

5. This Release does not release the Released Parties from (i) any obligation due to Executive under the Employment Agreement or under this Release, (ii) any right Executive has to indemnification, reimbursement of expenses by the Company under the Employment Agreement, or otherwise or coverage under directors’ and officers’ liabilities insurance policies, (iii) any vested right Executive has under any employee pension benefit and welfare benefit plans of the Company or any of its subsidiaries in which Executive participated, or (iv) any right Executive has as a stockholder or any vested award (or award that may vest) that Executive has under any equity, equity-based, profits interest, stock option, or similar plan, agreement, and/or notice, which award shall be subject to all the terms and conditions thereof.

6. This Release is not an admission by the Released Parties of any wrongdoing, liability or violation of law.

7. Executive waives any right to reinstatement or future employment with the Company following Executive’s separation from the Company on the Termination Date.

8. Executive shall refrain from making any statement, oral or written (including electronic), that disparages the relationships between the Company and its subsidiaries and affiliates and the Company and its subsidiaries’ employees, customers, suppliers and/or others. Notwithstanding anything to the contrary in the foregoing, Executive shall be permitted to respond to incorrect, disparaging, or derogatory statements about Executive to the extent reasonably necessary to correct or refute such statements or to make any truthful statement to the extent necessary in connection with any arbitration or litigation involving any agreement between Executive and the Company or any of its subsidiaries or as required by law or by any court, arbitrator, or administrative or legislative body with apparent or actual jurisdiction to order Executive to disclose or make accessible any information. The Company agrees not to make any official filings, press releases or other publications which include, and shall instruct its senior executive officers and the Board to not make, any incorrect, disparaging, or derogatory statement, oral or written (including electronic), about Executive.

9. Executive shall continue to be bound by Sections 8, 9 and 12(p) of the Employment Agreement.

10. Executive shall promptly return all property in Executive’s possession of the Company or any of its subsidiaries and affiliates, including, but not limited to, keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company or any of its subsidiaries’ or affiliates’ businesses. In addition, Executive shall promptly return all electronic documents or records relating to the Company or any of its subsidiaries or affiliates that Executive may have saved to any such cellular phone, laptop computer or other electronic or storage device, whether business or personal, including any PowerPoint or other presentation stored in hard copy or electronically. Further, if Executive stored any information relating to the Company on a personal computer or other storage device, Executive shall permanently delete all such information; provided, however, that, prior to deleting that information, Executive shall print out one copy and provide it to the Company. Nothing herein shall require Executive to return property, documents or information Executive is permitted to retain under Section 9 of the Employment Agreement.

11. This Release shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Release shall be settled in the manner provided in the Employment Agreement.

12. This Release represents the complete agreement between Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

13. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

14. The Executive acknowledges that Executive has carefully read and understands this Release, that Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into voluntarily. Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties to influence Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

A-2

The parties to this Release have executed this Release as of the day and year first written above.

CATALENT, INC.	ALESSANDRO MASELLI

By: Title:	By: Title:

A-3